Exhibit 10.1

EXECUTION VERSION

$850,000,000

CREDIT AGREEMENT

dated as of

May 16, 2019

among

TD AMERITRADE CLEARING, INC.,

as Borrower

The Lenders Party Hereto,

BARCLAYS BANK PLC, CITIBANK, N.A., JPMORGAN CHASE BANK, N.A.,

U.S. BANK NATIONAL ASSOCIATION, TD SECURITIES (USA) LLC, BANK OF

AMERICA, N.A. AND MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC, BARCLAYS BANK PLC, CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, TD

SECURITIES (USA) LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED AND MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunners and Joint Lead Arrangers

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		Page

	ARTICLE IV

	Conditions

SECTION 4.01	Effective Date	43
SECTION 4.02	Each Credit Event	44

	ARTICLE V

	Covenants of the Borrower

SECTION 5.01	Affirmative Covenants	45
SECTION 5.02	Negative Covenants	46
SECTION 5.03	Reporting Requirements	50
SECTION 5.04	Financial Covenants	52

	ARTICLE VI

	Events of Default

SECTION 6.01	Events of Default	52

	ARTICLE VII

	[Reserved]

	ARTICLE VIII

	The Administrative Agent and the Co-Syndication Agents

	ARTICLE IX

	Miscellaneous

SECTION 9.01	Notices	59
SECTION 9.02	Waivers; Amendments	60
SECTION 9.03	Expenses; Indemnity; Damage Waiver	61
SECTION 9.04	Successors and Assigns	63
SECTION 9.05	Survival	68
SECTION 9.06	Counterparts; Integration; Effectiveness	69
SECTION 9.07	Severability	69
SECTION 9.08	Right of Set off	69
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	69
SECTION 9.10	WAIVER OF JURY TRIAL	70
SECTION 9.11	Headings	70
SECTION 9.12	Confidentiality	70
SECTION 9.13	Interest Rate Limitation	72
SECTION 9.14	USA PATRIOT ACT	72

ii

		Page
SECTION 9.15	No Fiduciary Duty	72
SECTION 9.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	72

SCHEDULES:

Schedule 2.01 – Commitments

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Consolidated Tangible Net Worth Computations

Exhibit C – Form of U.S. Tax Certificate

Exhibit D – Form of Borrowing Request

Exhibit E – Form of Swingline Borrowing Request

Exhibit F – Form of Interest Election Request

Exhibit G – Form of Note

iii

CREDIT AGREEMENT dated as of May 16, 2019, among TD AMERITRADE CLEARING, INC., a Nebraska corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BARCLAYS BANK PLC, CITIBANK, N.A., JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION, TD SECURITIES (USA) LLC, BANK OF AMERICA, N.A. AND MORGAN STANLEY SENIOR FUNDING, INC., as co-syndication agents (the “Co-Syndication Agents”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means any Affiliate of The Toronto-Dominion Bank (other than Parent and its Subsidiaries and, for the avoidance of doubt, other than a natural Person) that either is a bona fide diversified debt fund or an investment vehicle primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and with respect to which The Toronto Dominion Bank (or any other Affiliate of The Toronto Dominion Bank holding equity investments in Parent or any of its Subsidiaries) does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender” means any Lender that is The Toronto-Dominion Bank or any of its Affiliates (other than Parent and its Subsidiaries and, for the avoidance of doubt, other than a natural Person), excluding any Affiliated Debt Fund.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Borrower in the exercise of its reasonable business judgment equal to the amount, if any, that would be payable by the Borrower or any of its Subsidiaries to its counterparty to such Hedge Agreement in accordance with its terms as if (a) such Hedge Agreement was being terminated early on such date of determination, (b) the Borrower or such Subsidiary was the sole “Affected Party” (as defined in each Hedge

Agreement) and (c) the Borrower was the sole party determining such payment amount pursuant to the provisions of the ISDA Master Agreement or other agreement, if any, governing such Hedge Agreement.

“Anti-Corruption/Anti-Money Laundering Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or anti-money laundering.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Federal Funds Rate Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Federal Funds Rate Spread”, “Eurodollar Rate Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Eurodollar Rate and Federal Funds Rate Spread	Commitment Fee Rate
Category 1: Index Debt Ratings of at least AA- by S&P/Aa3 By Moody’s	0.75%	0.06%
Category 2: Index Debt Ratings of at least A+ by S&P/A1 By Moody’s and not Category 1	0.875%	0.07%
Category 3: Index Debt Ratings of at least A by S&P/A2 By Moody’s and not Category 1 or 2	1.00%	0.08%
Category 4: Index Debt Ratings of at least A- by S&P/A3 By Moody’s and not Category 1, 2 or 3	1.125%	0.10%
Category 5: Index Debt Ratings below Category 4	1.25%	0.125%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt, then the Applicable Rate shall be determined by reference to the available rating; (ii) if the ratings established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change may have been furnished by the Borrower to the Administrative Agent and the Lenders. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the Administrative Agent and the Borrower shall determine that the rating system of Moody’s or S&P shall have changed, or if such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Applicable Swingline Exposure at such time.

“Applicable Swingline Exposure” means, with respect to any Lender at any time, the sum of (x) its Applicable Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loan made by such Lender in its capacity as Swingline Lender, if any and (y) the aggregate principal amount of all Swingline Loans made and held by such Lender in its capacity as Swingline Lender then outstanding (for the avoidance of doubt, without duplication of any participation interest in such Swingline Loan held by such Swingline Lender), if any.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101 et seq.).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of obligations or indebtedness.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Broker-Dealer Subsidiary” means any Subsidiary of the Parent that (a) is a “registered broker and/or dealer” under the Securities Exchange Act or under any similar foreign law or regulatory regime established for the registration of brokers and/or dealers of securities and/or (b) is required to be registered under the Commodity Exchange Act or under any similar regulatory regime established for the registration of operators, merchants, brokers and/or dealers of commodities, including, but not limited to, future commissions merchants, introducing brokers and commodity pool operators.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as an operating lease and not a Capitalized Lease Obligation.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the SEC thereunder as in effect on the Effective Date) other than The Toronto-Dominion Bank and its Subsidiaries, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of Parent nor (ii) appointed by directors so nominated or (c) the Parent shall cease to own, directly or indirectly, all of the Equity Interests of the Borrower.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Co-Syndication Agents” has the meaning assigned to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $850,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means (a) any competitor of the Parent or any of its Subsidiaries that has been identified in writing by the Borrower to the Administrative Agent prior to the Effective Date, (b) any retail online brokerage business that has been identified as a competitor in writing by the Borrower to the Administrative Agent after the Effective Date and (c) any custodian for registered investment advisors identified as a competitor in writing by the Borrower to the Administrative Agent after the Effective Date and who is reasonably acceptable to the Administrative Agent as a competitor; provided that, (x) to the extent Persons are identified as Competitors in writing by the Borrower to the Administrative Agent after the Effective Date pursuant to clauses (b) or (c) above, the inclusion of such Persons as Competitors shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement, (y) any Persons added as Competitors shall not be effective until after at least three (3) business days following receipt thereof by the Administrative Agent from the Borrower and (z) if requested by a Lender (or the Administrative Agent), the list of Competitors (including any permitted updates thereto) shall be provided to such Lender or any prospective assignee or participant of such Lender; provided that if any Persons are added as new Competitors after such list is provided to any such Lender or any prospective assignee or participant of such Lender, then the inclusion of such Persons as Competitors shall not be effective until three (3) business days after disclosure to the Lender, prospective assignee or participant of such Lender of the amended list of Competitors. All updates to the list of Competitors shall be sent to Wells Fargo Bank, National Association, 90 S 7th St, Floor 06, Minneapolis, MN 55402-3903, Attention: Robert Callahan.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity at such date minus the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets (other than non-cash gains resulting from mark to market adjustments of securities positions made in the ordinary course of business) (but only to the extent that such items would be included on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means (i) this Agreement and (ii) the Notes, in each case as amended, restated, supplemented or otherwise modified.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment Obligations of such Person for the deferred purchase price of property or services (other than trade payables not more than 60 days past due incurred in the ordinary course of such Person’s business), (c) all payment Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all payment Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all payment Obligations of such Person as lessee under Capitalized Lease Obligations, (f) all payment Obligations of such Person as an account party under acceptance or similar facilities, (g) [reserved], (h) all payment Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt of such Person, (j) all non-contingent payment Obligations of such Person in respect of letters of credit and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided that, if such Person has not assumed or otherwise become liable in respect of such Debt or other payment Obligations, such indebtedness or payment Obligations shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that, in the reasonable determination of the Administrative Agent, (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or (iii) pay over to the Borrower any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s receipt of such certification in form and substance satisfactory to the Borrower and the Administrative Agent,

(d) has become, or the Lender Parent has become, the subject of a Bankruptcy Event, or (e) has become, or whose Lender Parent has become, the subject of a Bail-In Action.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment fund established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or any binding judicial or agency interpretation, policy or guidance having the force or effect of law and relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of harmful or deleterious substances.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning set forth in the definition of Minimum TNW.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Payment” has the meaning set forth in the definition of Minimum TNW.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a multiple employer plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements” for any Interest Period for all Eurodollar Loans comprising part of the same Borrowing means the reserve percentage applicable from time to time under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to such Interest Period.

“Eurodollar Base Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page which displays an average ICE Benchmark Administration Interest Settlement Rate) (the “Screen Rate”) as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period; provided that if such rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to dollars, then such rate shall be the Interpolated Rate. Notwithstanding the foregoing, in no event shall the Eurodollar Base Rate be less than zero.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loans” means Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Event of Default” has the meaning assigned to such term in Article VI.

“Excluded Taxes” means, with respect to any payment made by the Borrower under any Credit Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized, in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or that are Other Connection Taxes, (b) any branch profits Taxes or any similar Taxes imposed by any jurisdiction (or any political subdivision thereof) in which the Recipient is located or that are Other Connection Taxes, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. federal withholding Taxes resulting from any requirement of law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in Section 4.01.

“Existing Lender” has the meaning assigned to such term in Section 4.01.

“Existing Revolving Loan” means a “Revolving Loan” under and as defined in the Existing Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) as published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. Notwithstanding the foregoing, in no event shall the Federal Funds Effective Rate be less than zero.

“Federal Funds Rate” means, for any day, a rate per annum equal to the greatest of (a) the rate of interest per annum which is the average of the rates on the offered side of the federal funds market quoted by two interbank federal funds brokers at the approximate time of the relevant borrowing (for the first day of such borrowing and until the next Business Day) and 12:00 noon (New York City time) (for each subsequent Business Day on which such borrowing is outstanding), for federal funds in an amount comparable to the portion of such borrowing made available by Wells Fargo Bank, National Association, (b) the Federal Funds Effective Rate, (c) the Overnight Bank Funding Rate, and (d) the Eurodollar Rate for a one-month interest period commencing two Business Days after such day. Notwithstanding the foregoing, in no event shall the Federal Funds Rate be less than zero.

“Federal Funds Rate Borrowing” means a Borrowing comprised of Federal Funds Rate Loans.

“Federal Funds Rate Loans” means Loans the rate of interest applicable to which is based upon the Federal Funds Rate.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“FINRA” means the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on the last day of September in any calendar year.

“Five-Year Credit Agreement” means the Credit Agreement dated as of April 21, 2017 among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto and the other parties party thereto, as amended, restated, supplemented or otherwise modified.

“FOCUS-II Report” means the Financial and Operational Combined Uniform Single Report on Form X-17A-5 Part II.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, including, without limitation, any self-regulatory organization as defined in Section 3(a)(26) of the Securities Exchange Act, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Debt” means, with respect to any Person, any payment Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the payment Obligation of a primary obligor in respect of such Debt, (b) [reserved] or (c) any payment Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Impacted Interest Period” has the meaning specified in the definition of Eurodollar Base Rate.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Credit Document and (b) Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any Federal Funds Rate Loan (other than a Swingline Loan), the last day of each calendar month to occur while such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that

(i)     if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and

(ii)    any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which the Screen Rate is available for dollars) that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for dollars) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for dollars determined by the Administrative Agent from such service as the Administrative Agent may select. Notwithstanding the foregoing, in no event shall the Interpolated Rate be less than zero.

“IRS” means the United States Internal Revenue Service.

“ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“Lead Arrangers” means Wells Fargo Securities, LLC, Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association, TD Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and Morgan Stanley Senior Funding, Inc.

“Lender Parent” means, with respect to any Lender, any Person of which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lien” means any lien, security interest or other charge of any kind, or any other type of preferential arrangement intended to have the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Lenders under the Credit Documents, taken as a whole or (c) the ability of the Borrower to perform its payment obligations under the Credit Documents.

“Maturity Date” means May 14, 2020.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Measurement Period” means, except as otherwise expressly provided herein, each period of four consecutive fiscal quarters of the Borrower.

“Minimum TNW” means, at any time, $2,369,473,733; provided that such amount shall be (a) reduced on a dollar-for-dollar basis by an amount equal to any dividend or other distribution paid by the Borrower on, or any repurchase or redemption by the Borrower of, any Equity Interests of the Borrower since the Effective Date (each, an “Equity Payment”) and (b) increased on a dollar-for-dollar basis by (i) an amount equal to 50% of Consolidated net income of the Borrower for each fiscal quarter of the Borrower ended after the Effective Date for which such Consolidated net income is positive and (ii) an amount equal to the proceeds received on account of equity contributions to the Borrower or issuances by the Borrower of its Equity Interests (each, an “Equity Contribution”); provided, further, that the Minimum TNW shall in no event be less than $1,109,824,386. Notwithstanding the foregoing, the Borrower may make an election that any Equity Contribution shall not increase Minimum TNW but, if the Borrower makes such an election, all subsequent Equity Payments shall not reduce Minimum TNW until the amount of such subsequent Equity Payments equal the amount of such Equity Contribution.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate has contributed or has had an obligation to contribute.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” means the collective reference to any promissory note evidencing Loans.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Credit Documents include the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Credit Document.

“Ordinary Course Operating Debt” means (i) Debt incurred for operational liquidity needs pursuant to lines of credit and other liabilities payable to brokers, dealers, clearing organizations, clients and correspondents, and liabilities in respect of securities or commodities sold but not yet purchased and Debt of the Borrower, in each case incurred in the ordinary course of the “broker-dealer” or “commodity futures trading” business of the Broker-Dealer Subsidiaries, including Debt incurred in the ordinary course of business to finance or secure the purchase or carrying of securities, the provision of margin for forward, futures, repurchase or similar transactions, the making of advances to customers, the establishment of performance or surety bonds or guarantees, or in the nature of a letter of credit or letter of guaranty to support or secure trading and other obligations incurred in the ordinary course of business, (ii) accounts payable and accrued liabilities in the ordinary course of business of the Borrower and its Subsidiaries, (iii) notes, bills and checks presented in the ordinary course of business by such Person to banks for collection or deposit, (iv) all obligations of the Borrower and its Subsidiaries of the character referred to in this definition to the extent owing to the Borrower or any of its Subsidiaries and (v) Guaranteed Debt arising in the ordinary course of business pursuant to contract or applicable law, rule or regulation with respect to the Obligations of other members of securities and commodities clearinghouses and exchanges.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes” mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

“Parent” means TD Ameritrade Holding Corporation, a Delaware corporation.

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.

“Patriot Act” has the meaning set forth in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

(a) Liens for unpaid utilities and for taxes, assessments and governmental charges or levies to the extent not yet due or otherwise not required to be paid under Section 5.01(b);

(b) Liens imposed by law, such as landlords’, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently prosecuted;

(c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance or other social security or employment laws or regulations or similar legislation or to secure public, statutory or regulatory obligations;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens securing judgments for the payment of money not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments;

(f) easements, rights of way, covenants, zoning, use restrictions and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(g) any interest or title of a lessor, sublessor, licensee or licensor under any operating lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(h) banker’s liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions in the ordinary course of business;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into in the ordinary course of business;

(j) Liens created by or resulting from any litigation or legal proceedings which are being contested in good faith by the Borrower or which involve claims against the Borrower of less than $1,000,000; and

(k) deposits to secure (or in lieu of) any surety, stay, appeal or customs bonds.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Register” has the meaning set forth in Section 9.04.

“Regulatory Net Capital” of any Person means (a) in the case such Person is a Broker-Dealer Subsidiary of the type described in clause (a) of the definition of “Broker-Dealer Subsidiary”, the amount of net capital held by such Person as a broker-dealer under Section 15(c)(3) of the Securities Exchange Act and regulations promulgated thereunder (or under comparable statutes and regulations of the applicable jurisdiction) and (b) in the case such Person is a Broker-Dealer Subsidiary of the type described in clause (b) of the definition of “Broker-Dealer Subsidiary”, the amount of net capital held by such Person as a futures commission merchant or introducing broker under Section 4f(b) of the Commodity Exchange Act and regulations promulgated thereunder (or under comparable statutes and regulations of the applicable jurisdiction).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, the holders of more than 50% of the Commitments then in effect or, if the Commitments have been terminated, the Revolving Extensions of Credit then outstanding.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Swingline Exposure at such time.

“Revolving Extensions of Credit” means as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Significant Subsidiary” means, at any time, a Subsidiary of the Borrower that is a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X of the SEC, determined based upon the Borrower’s most recent consolidated financial statements for the most recently completed Fiscal Year as set forth in the Borrower’s Annual Report on Form 10-K (or 10-K-A) filed with the SEC; provided that in the case of a Subsidiary formed or acquired after the Effective Date, the determination of whether such Subsidiary is a Significant Subsidiary shall be made on a pro forma basis based on the Borrower’s most recent consolidated financial statements for the most recently completed fiscal quarter or Fiscal Year, as applicable, as set forth in the Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K (or 10-K-A), as applicable, filed with the SEC.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could reasonably have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“S&P” means Standard & Poor’s, or any successor thereto.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Surviving Debt” means Debt of any Subsidiary of the Borrower, other than Debt of the type permitted under Section 5.02(b)(x), outstanding on the Effective Date.

“Swingline Commitment” means $400,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Federal Funds Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” shall have the meaning set forth in Section 2.17(f)(ii)(D).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. All terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios shall be made without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value” as defined therein.

SECTION 1.05    Pro Forma Calculations. All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Debt, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event.

ARTICLE II

The Credits

SECTION 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of the proceeds of such Borrowing pursuant to Section 2.10) in (a) such Lender’s Applicable Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02    Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of Federal Funds Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be a Federal Funds Rate Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. At the time that each Federal Funds Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that a Federal Funds Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Swingline Loan shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Loans of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Revolving Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a Federal Funds Rate Borrowing, not later than 4:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic communication in PDF format to agencyservices.requests@wellsfargo.com or facsimile to the Administrative Agent of a written Borrowing Request in the form attached hereto as Exhibit D or in another form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02: (i) the amount and Type of Revolving Loans to be borrowed, (ii) the date of such Borrowing, which shall be a Business Day, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07. Notwithstanding anything to the contrary herein, any Revolving Loans made on the Effective Date shall initially be Eurodollar Loans with (x) a Eurodollar Rate equal to the outstanding “Eurodollar Rate” applicable to the Existing Revolving Loans under the Existing Credit Agreement as of the Effective Date and (y) an Interest Period equal to the Interest Period that remains on the Existing Revolving Loans under the Existing Credit Agreement as of the Effective Date.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Federal Funds Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04    [Reserved].

SECTION 2.05    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Commitment (notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Lender’s outstanding Revolving Loans, may exceed the Swingline Lender’s Commitment) or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)    To request Swingline Loans, the Borrower shall notify the Administrative Agent of such request by telephone not later than 4:00 p.m., New York City time, on the day of the proposed Swingline Loans. Each such notice shall be irrevocable and shall be confirmed promptly by hand delivery or electronic communication in PDF format to agencyservices.requests@wellsfargo.com or facsimile to the Administrative Agent of a written Borrowing Request in the form attached hereto as Exhibit E or in another form approved by the Administrative Agent and signed by the Borrower. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall fund the requested Swingline Loans by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Swingline Lender by 5:00 p.m., New York City time, on the requested date of such Swingline Loan; provided that if the Borrower notifies the Administrative Agent of such request between 9:00 a.m., New York City time, and 4:00 p.m., New York City time, on any applicable Business Day, the Swingline Lender will use commercially reasonable efforts to fund the requested Swingline Loan in the manner described above within one hour of such notice. The Administrative Agent will make such Swingline Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrower’s request.

(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Any amounts received by the Administrative Agent from the Borrower (or other party on behalf of the Borrower) in respect of Swingline Loans after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)    [Reserved].

(e)    Notwithstanding any other provision hereof, the Borrower and the Swingline Lender may agree from time to time upon mutually satisfactory separate arrangements for the borrowing and funding of Swingline Loans. Such provisions may include, among other things, the making of Swingline Loans through disbursements made from an automatic sweep account, which Swingline Loans shall be deemed to be made upon the making of such disbursements.

SECTION 2.06    [Reserved].

SECTION 2.07    Funding of Loans. (a) Each Lender shall, subject to clause (c) below, make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, or, if later in the case of a Federal Funds Rate Borrowing, 60 minutes after the Administrative Agent advises such Lender pursuant to the last sentence of Section 2.03, of the details of a Borrowing Request made by the Borrower to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Sections 2.05. The Administrative Agent will, subject to Section 2.05(e) and the proviso set forth in Section 2.10(a), make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Charlotte, North Carolina or such other account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender no later than one (1) Business Day prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Federal Funds Rate Loans. If such Lender pays such amount to the Administrative Agent, then (x) such amount shall constitute such Lender’s Loan included in such Borrowing, and (y) if the Borrower has also paid such amount, such amount (excluding, for the avoidance of doubt, any interest paid pursuant to clause (ii) above) shall be promptly refunded to the Borrower.

(c)    Notwithstanding anything to the contrary set forth herein, with respect to any Lender that is an Existing Lender on the Effective Date, the prepayment to such Lender of its Existing Revolving Loans on the Effective Date, and the borrowing from such Lender of Revolving Loans under this Agreement on the Effective Date, shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender under the Existing Credit Agreement will be subsequently borrowed from such Lender under this Agreement.

SECTION 2.08    Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Revolving Borrowing to a different Type or to continue such Revolving Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Revolving Borrowing, and the Revolving Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic communication or facsimile to the Administrative Agent of a written Interest Election Request in the form attached as Exhibit F hereto or another form approved by the Administrative Agent and signed by the Borrower.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be a Federal Funds Rate Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Federal Funds Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to a Federal Funds Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09    Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount equal to $1,000,000, or a whole multiple thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other indebtedness or any other specified event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10    Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Revolving Loans on the Maturity Date and (ii) to the Swingline Lender, the then unpaid principal amount of the Swingline Loans on the earlier of the Maturity Date and the first date after any Swingline Loans are made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loans are made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached as Exhibit G hereto or in another form approved by the Administrative Agent.

SECTION 2.11    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time up to 3:00 p.m., New York City time on any Business Day to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that interest will accrue on such amount being prepaid until the next business day if such payment is received after 3:00 p.m., New York City time.

(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by electronic communication or facsimile) of any prepayment hereunder not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12    Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates (it being understood that Swingline Loans shall not constitute utilization of the Commitment for purposes of calculating the commitment fees under this Section). Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c)    [Reserved].

(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13    Interest. (a) The Loans comprising each Federal Funds Rate Borrowing (including each Swingline Loan) shall bear interest at the Federal Funds Rate plus the Applicable Rate.

(b)    The Revolving Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Federal Funds Rate Loans as provided in paragraph (a) of this Section.

(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Federal Funds Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Federal Funds Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic communication or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a Federal Funds Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. The Administrative Agent shall not make a determination described in Section 2.14(a), and no Lender shall advise the Administrative Agent as described in Section 2.14(b), unless the Administrative Agent or such Lender, as applicable, is then generally making similar determinations or delivering similar advice, in each case, under other credit facilities to which it is a party with borrowers that are similarly situated to and of similar creditworthiness to the Borrower.

SECTION 2.15    Increased Costs. (a) If any Change in Law shall:

(i)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Other Connection Taxes that are imposed on or measured by net income or that are franchise Taxes or branch profits Taxes and (C) Taxes described in clauses (c) through (e) of the defined term “Excluded Taxes”) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate); or

(iii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or in the case of (i) above, any Loan, or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Recipient, as the case may be, such additional amount or amounts as will compensate such Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then such Lender shall promptly notify the Borrower in writing thereof, and from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Notwithstanding anything to the contrary provided in this Section 2.15, no Lender shall be entitled to request any payment or amount under this Section 2.15 unless such Lender is generally demanding payment in a consistent manner under comparable provisions of its agreements with similarly situated borrowers of similar credit quality.

(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower, shall include reasonable details for calculation of such amount or amounts and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender to notify the Borrower or demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower, shall include reasonable details for calculation of such amount or amounts and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17    Taxes. (a) Each payment by the Borrower under any Credit Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.17), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)    The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Credit Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17 shall be paid within twenty (20) days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)    Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within twenty (20) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii)(A) through (E) and Section 2.17(f)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent (or as otherwise required by applicable law), any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)    Without limiting the generality of the foregoing, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)    in the case of a Non-U.S. Lender for whom payments under any Credit Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Credit Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 2.17, it shall remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) by the relevant Governmental Authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Recipient agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Nothing herein contained shall interfere with the right of a Recipient to arrange its tax affairs in whatever manner it thinks fit nor oblige any Recipient to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or any other confidential information or require any Recipient to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any Recipient be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such Recipient in a less favorable position (on a net after-Tax basis) than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(h)    For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1525 W. WT Harris Blvd 1B1, Charlotte, NC 28262, MAC D1109-019 (or any successor primary office), except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate Recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any Loan or payment required to be made by it pursuant to Section 2.02, Section 2.05(c), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (x) any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (y) in connection with any proposed amendment, waiver or consent to this Agreement or any other Credit Document requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”) or (z) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or Non-Consenting Lender, as applicable, and the Administrative Agent, require such Lender or such Non-Consenting Lender, as applicable, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender or such Non-Consenting Lender, as applicable, shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. In connection with any such assignment, such Lender being replaced pursuant to this Section 2.19(b) shall execute and deliver an Assignment and Assumption with respect to all its interests, rights and obligations under this Agreement and deliver any Notes evidencing its Loans to the Borrower or Administrative Agent; provided that the failure of any such Lender to execute an Assignment and Assumption or to deliver such Notes shall not render such assignment and delegation invalid and such assignment shall be recorded in the Register and the promissory notes deemed cancelled upon such failure. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unused Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each affected Lender;

(c)    if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitments but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent prepay such Swingline Exposure;

(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and Swingline Exposure related to any newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein); and

(e)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy potential future obligations of such Defaulting Lender to fund Loans and other obligations under this Agreement; fifth, to the payment of any amounts owing to the Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) the Borrower makes a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, then such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.20(e). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan unless the Swingline Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Swingline Lender each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. No adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender.

ARTICLE III

Representations and Warranties

SECTION 3.01    Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)    The Borrower and each of its Subsidiaries (i) is a Person (other than a natural person and with respect to the Borrower only, is a corporation, limited liability company or limited partnership) duly organized, validly existing and (to the extent applicable in the jurisdiction of its formation) in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing (to the extent such concept exists) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification and (iii) has all requisite corporate, limited liability company, partnership or other organizational power and authority and has all requisite Governmental Authorizations, in each case, to own or lease and operate its properties and to carry on its business as currently conducted; except in each case referred to in clause (i) (other than with respect to the Borrower), (ii) or (iii) to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The execution, delivery and performance by the Borrower of each Credit Document to which it is a party, and the consummation of the financing transactions evidenced by each Credit Document to which it is a party, are within the Borrower’s corporate, limited liability company, limited partnership or other organizational powers, have been duly authorized by all necessary corporate, limited liability company, limited partnership or other organizational action, and do not (i) contravene the Borrower’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board), order, writ, judgment, injunction, decree, determination or award of any Governmental Authority to which such Person is a party or subject, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any loan agreement, indenture, mortgage, deed of trust, material lease or other material contract or instrument binding on the Borrower, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries, except with respect to any violation, conflict, breach, default or requirement referred to in clauses (ii) or (iii) to the extent that such violation, conflict, breach, default or requirement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by, or enforcement against, the Borrower of any Credit Document to which it is a party or any extension of credit hereunder, except for (i) with respect to the transfer, directly or indirectly, of the Equity Interests of any Broker-Dealer Subsidiary, giving all necessary notices to third parties and obtaining all necessary Governmental Authorizations in connection with such exercise of remedies or transfer including, without limitation, to the extent required under the Financial Industry Regulatory Authority’s NASD Rule 1017 or any similar rule under the Commodities Exchange Act, (ii) the Governmental Authorizations, notices and filings that have been duly obtained, taken, given or made, as applicable, and are in full force and effect and (iii) those Governmental Authorizations, notices and filings the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    This Agreement has been, and each other Credit Document when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each other Credit Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e)    Except as set forth in the financial statements referred to in Section 3.01(f), there is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing before any Governmental Authority or arbitrator that (i) would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Credit Document or the consummation of the financing transactions evidenced hereby and by the other Credit Documents.

(f)    The audited Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2018, and the related audited Consolidated statement of income and audited Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended (including the related schedules and notes thereto), accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, copies of which have been made available to each Lender, fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower’s FOCUS-II Report for each of the fiscal quarter ended December 31, 2018 and March 31, 2019 is true and complete in all material respects. Since September 30, 2018, no event, change or condition has occurred and is continuing that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g)    [Reserved]

(h)    Any of the reports, financial statements, certificates or other written information, other than forward-looking statements (including any projections) and information of a general economic or general industry nature, made available to the Administrative Agent or any Lender by the Borrower or any representative of the Borrower in connection with the transactions contemplated hereby on or prior to the date that was one Business Day prior to the Effective Date, when taken as a whole, together with all information contained in publicly available regular or periodic reports filed by the Borrower with the SEC during the period from September 30, 2018 to and including the date that was one Business Day prior to the Effective Date, is (as of the Effective Date) correct in all material respects and does not (as of the Effective Date) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(i)    No proceeds of any Loan will be used for any purpose that violates the provisions of Regulation T, U or X of the Board, as in effect from time to time.

(j)    The Borrower is not, nor is it required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.

(k)    (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to result in a Material Adverse Effect.

(ii)    Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Single Employer Plan, copies of which have been filed with the IRS and will be made available to the Lenders upon a written request to the Borrower, is complete and accurate in all material respects and fairly presents the funding status of such Single Employer Plan as of the date specified in such filing.

(iii)    Neither the Borrower nor any ERISA Affiliate has incurred or to the knowledge of the Borrower or ERISA Affiliate, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect.

(iv)    Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan has been terminated, within the meaning of Title IV of ERISA, and, to the knowledge of the Borrower or ERISA Affiliate, no such Multiemployer Plan is reasonably expected to be terminated, within the meaning of Title IV of ERISA, which termination in either case would reasonably be expected to result in a Material Adverse Effect.

(l)    Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits; and (ii) neither the Borrower nor any of its Subsidiaries has become subject to, has received notice of any claim with respect to, or knows of any basis for any Environmental Liability.

(m)    The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all federal and state and other material Tax returns required to be filed by it and has paid all Taxes due, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(n)    The Borrower (i) is a broker and dealer subject to the provisions of Regulation T of the Board, (ii) maintains procedures and internal controls reasonably designed to ensure compliance with the provisions of Regulation T, (iii) is a member in good standing of FINRA and (iv) is duly registered as a broker dealer with the SEC and in each state where the conduct of a material portion of its business requires such registration.

(o)    The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption/Anti-Money Laundering Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors, and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption/Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption/Anti-Money Laundering Laws or applicable Sanctions.

ARTICLE IV

Conditions

SECTION 4.01    Effective Date. This Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b)    The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wachtell, Lipton, Rosen & Katz, counsel for the Borrower, and of Kutak Rock LLP, Nebraska counsel for the Borrower, each in form and substance reasonably acceptable to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(c)    The Administrative Agent shall have received customary documents and certificates as the Administrative Agent shall reasonably request, relating to the organization, existence and good standing of the Borrower and the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance customary for transactions of the type contemplated hereby and reasonably satisfactory to the Administrative Agent.

(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)    The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced not less than two (2) Business Days prior to the Effective Date, reimbursement or payment of all out of pocket expenses and other amounts required to be reimbursed or paid by the Borrower hereunder.

(f)    The Administrative Agent shall have received reasonably satisfactory evidence that the Credit Agreement, dated as of May 17, 2018 (the “Existing Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Existing Lenders”), Wells Fargo Bank, National Association, as administrative agent, and the other agents party thereto shall have been terminated and all amounts thereunder shall have been repaid in full.

(g)    The Lenders shall have received, at least two Business Days prior to the Effective Date, all Patriot Act and “know your customer” / anti-money laundering documentation and information relating to the Borrower and its Subsidiaries reasonably requested by the Lenders in writing at least ten (10) Business Days prior to the Effective Date.

(h)    The Administrative Agent shall have received the financial statements and reports set forth in Section 3.01(f).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 11:59 p.m., New York City time, on May 31, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Loan is subject to the satisfaction or waiver of the following conditions:

(a)    The representations and warranties of the Borrower set forth in this Agreement or any other Credit Document, other than (with respect to any such Loan made after the Effective Date) the representations and warranties contained in Section 3.01(e), in the last sentence of Section 3.01(f) and in Section 3.01(l)(ii) and those only made as of the Effective Date, shall be true and correct in all material respects on and as of such date (except those representations and warranties that are qualified by “materiality”, “Material Adverse Effect” or similar language, in which case such representation or warranty shall be true and correct in all respects), and except to the extent any such representation or warranty is stated to relate solely to an earlier date (other than the Effective Date), in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date (except those representations and warranties that are qualified by “materiality”, “Material Adverse Effect” or similar language, in which case such representation or warranty shall be true and correct in all respects as of such earlier date).

(b)    At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

Each borrowing of Loans (but excluding, for the avoidance of doubt, any conversion or continuation of Loans) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Covenants of the Borrower

SECTION 5.01    Affirmative Covenants. So long as any Loan or any other Obligation of the Borrower under any Credit Document (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

(b)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent all Taxes imposed upon it or upon its property, other than (i) any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (ii) to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c)    Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance in such amounts and covering such risks, and with such deductibles or self-insurance retentions, as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d)    Preservation of Corporate Existence, Etc. (i) Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain its legal existence and (ii) take all reasonable action to preserve and maintain, to the extent material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole, its rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except in the case of clause (i) or (ii) to the extent (other than with respect to the preservation of the existence of the Borrower) the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any merger, consolidation, liquidation, dissolution, sale, lease, transfer or other disposition not prohibited by Section 5.02 hereof.

(e)    Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers and with their independent certified public accountants; provided that representatives of the Borrower shall have the opportunity to be present at any meeting with its independent accountants; provided further that unless an Event of Default has occurred and is continuing (i) the Lenders shall coordinate the exercise of their visitation and inspection rights under this Section 5.01(e) through the Administrative Agent and limit the exercise of such rights to one time per Fiscal Year, and (ii) neither the Borrower nor any of its Subsidiaries shall be required to pay or reimburse any costs and expenses incurred by any Lender in connection with the exercise of such rights.

(f)    Keeping of Books. (i) Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which true and correct entries (in all material respects) shall be made of all material financial transactions and the assets and business of the Borrower and each such Subsidiary and (ii) maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and maintained in conformity, in all material respects, with GAAP in effect from time to time.

(g)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(h)    Anti-Corruption/Anti-Money Laundering Laws and Sanctions. Maintain in effect and enforce, and cause each of its Subsidiaries to maintain in effect and enforce, policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with any applicable Anti-Corruption/Anti-Money Laundering Laws and applicable Sanctions.

(i)    Use of Proceeds. The proceeds of the Loans shall be available (and the Borrower agrees that it shall use such proceeds) solely to fund working capital needs and for general corporate purposes of the Borrower.

SECTION 5.02    Negative Covenants. So long as any Loan or any other Obligation of the Borrower under any Credit Document (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, at any time:

(a)    Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired except:

(i)    Liens created under the Credit Documents;

(ii)    Permitted Encumbrances;

(iii)    Liens created, incurred, assumed or suffered to exist in the ordinary course of business upon assets owned by the Borrower or any Subsidiary or as to which the Borrower or any Subsidiary has rights to create Liens thereon or held for its account to secure liabilities or obligations, actual or contingent, incurred in the ordinary course of business, including Liens in favor of clearing houses, clearing brokers or other entities providing clearing services and borrowings collateralized by client assets in the ordinary course of business;

(iv)    Liens securing Debt and other liabilities of the Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed at any time (x) 15% of shareholders’ equity of the Borrower determined in accordance with GAAP, as shown on the most recent Consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 5.03(b) or (c), minus (y) the aggregate principal amount of any Debt (other than Debt secured by such Liens permitted under this clause (iv)) of any such Subsidiaries then outstanding under Section 5.02(b)(xv);

(v)    Liens in respect of Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(vi)    Liens in favor of the Borrower or any wholly-owned Subsidiary of the Borrower;

(vii)    Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary prior to the time such Person becomes a Subsidiary; provided (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secured on the date of such acquisition or the date such Person becomes a Subsidiary, and any Debt not prohibited hereunder extending the maturity of, or refunding or refinancing such obligations.

(b)    Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)    Debt under the Credit Documents;

(ii)    Surviving Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise not prohibited by the Credit Documents; provided further that the principal amount of any Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus accrued interest thereon and reasonable expenses and fees incurred in connection therewith, and the Borrower or any Subsidiary shall not be added as an additional direct or contingent obligor with respect thereto, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable as determined in good faith by the Borrower in any material respect to the Borrower than the terms of any agreement or instrument governing any Surviving Debt being extended, refunded or refinanced;

(iii)    Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates and exchange rates incurred in the ordinary course of business and consistent with prudent business practice;

(iv)    Debt owed to the Borrower or a Subsidiary of the Borrower;

(v)    Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof not in contravention of this Agreement, which Debt is existing at the time such Person becomes a Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of the Borrower), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any such Debt under this clause (v); provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise not prohibited by the Credit Documents; provided further that the principal amount of the Debt being extended, refunded or refinanced shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus accrued interest thereon and reasonable expenses and fees incurred in connection therewith, and neither the Borrower or any Subsidiary shall be added as an additional direct or contingent obligor with respect thereto, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable as determined in good faith by the Borrower in any material respect to the Borrower than the terms of any agreement or instrument governing the Debt being extended, refunded or refinanced;

(vi)    Debt incurred pursuant to the Five-Year Credit Agreement;

(vii)    Debt under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims and Debt in respect of bank overdrafts not more than two days overdue, in each case, incurred in the ordinary course of business;

(viii)    to the extent the same constitutes Debt, obligations in respect of working capital adjustments and/or earn-out arrangements in connection with any purchase or acquisition;

(ix)    Ordinary Course Operating Debt;

(x)    to the extent constituting Guaranteed Debt, indemnification obligations and other similar obligations of the Borrower and its Subsidiaries in favor of directors, officers, employees, consultants or agents of the Borrower or any of its Subsidiaries extended in the ordinary course of business;

(xi)    (A) unsecured Guaranteed Debt of any Subsidiary with respect to unsecured payment Obligations of the Borrower and (B) Guaranteed Debt with respect to payment Obligations of any Subsidiary; provided, that the underlying obligation related to such Guaranteed Debt in this clause (B) is permitted under Section 5.02(b)(iii), (vii), (viii) or (xiv);

(xii)    Guaranteed Debt with respect to leases in respect of real property entered into by any Broker-Dealer Subsidiary in the ordinary course of business;

(xiii)    contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(xiv)    Debt owing to insurance companies to finance insurance premiums incurred in the ordinary course of business; provided that each insurance company financing such insurance premiums agrees to give the Administrative Agent not less than 30 days’ prior written notice before termination of any insurance policy for which premiums are being financed; and

(xv)    other Debt not otherwise permitted under this Section 5.02(b) in an aggregate outstanding principal amount not to exceed at any time (x) 15% of shareholders’ equity of the Borrower determined in accordance with GAAP, as shown on the most recent Consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 5.03(b) or (c), minus (y) the aggregate outstanding principal amount of any Debt (other than Debt permitted under this clause (xv)) and other liabilities secured by Liens then existing and permitted under Section 5.02(a)(iv).

(c)    Change in Nature of Business. Engage or permit any of its Subsidiaries to engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date or any business or any other activities that are reasonably similar, ancillary, incidental, complimentary or related thereto, or a reasonable extension, development or expansion thereof.

(d)    Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or liquidate or dissolve, or permit any of its Subsidiaries to do any of the foregoing, except that:

(i)    any Subsidiary of the Borrower may merge into or consolidate with the Borrower or any other Subsidiary of the Borrower; provided that in the case of any such merger or consolidation to which the Borrower is a party, the Borrower shall be the surviving entity;

(ii)    the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that in the case of any such merger or consolidation to which the Borrower is a party, the Borrower shall be the surviving entity;

(iii)    as part of any sale, lease, transfer or other disposition not prohibited by Section 5.02(e), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(iv)    any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders; provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing.

(e)    Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.

(f)    Anti-Corruption/Anti-Money Laundering Laws and Sanctions. The Borrower shall not request any Loans, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption/Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.03    Reporting Requirements. So long as any Loan or any other Obligation of the Borrower under any Credit Document (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent for prompt distribution to each Lender electing to receive the same:

(a)    Default Notice. Promptly and in any event within three (3) Business Days after any Financial Officer of the Borrower becomes aware of the occurrence of each Default continuing on the date of such statement, a statement of the Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b)    Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of Ernst & Young LLP or other independent public accountants of nationally recognized standing and (ii) if prepared, a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified by such accountants without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, provided that to the extent different components of such consolidated financial statements are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements; together with (x) a certificate of a Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (y) a schedule in substantially the form of Exhibit B of the computations used by a Financial Officer of the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04.

(c)    Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year commencing with the fiscal quarter ending March 31, 2019, a copy of the Borrower’s FOCUS-II Report for such quarter, which report shall be true and complete in all material respects, and duly certified by a Financial Officer of the Borrower, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in substantially the form of Exhibit B of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04.

(d)    [Reserved]

(e)    Litigation; Material Adverse Effect. Promptly (i) after the commencement thereof, notice of any action, suit, litigation or proceeding before any Governmental Authority affecting the Borrower or any of its Subsidiaries, including any Environmental Liability and (ii) and in any event within three (3) Business Days after any Financial Officer of the Borrower becomes aware thereof, any other event, development or occurrence, in each case, that would reasonably be expected to have a Material Adverse Effect.

(f)    ERISA. (i) ERISA Events and ERISA Reports. Promptly and in any event within 10 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, which would reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto.

(ii)    Plan Terminations. Promptly and in any event within ten (10) Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan under Section 4042 of ERISA.

(iii)    Plan Annual Reports. Promptly and in any event within thirty (30) days after the written request by any Lender to the Borrower, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the IRS with respect to each Single Employer Plan.

(iv)    Multiemployer Plan Notices. Promptly and in any event within ten (10) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of

Withdrawal Liability by any such Multiemployer Plan, (B) the termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B), but only if such liability under (A), (B) or (C) could reasonably be expected to result in a Material Adverse Effect.

(g)    Other Information. Such other information respecting the business, financial condition or results of operations of the Borrower or any of its Subsidiaries as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

Financial statements required to be delivered pursuant to Section 5.03(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrower files such documents on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC, or provides a link thereto on the Parent’s website on the Internet, to which each Lender and the Administrative Agent have access; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the financial statements referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.04    Financial Covenants. So long as any Loan or any other Obligation of the Borrower under any Credit Document (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a)    Minimum Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of not less than the Minimum TNW.

(b)    Regulatory Net Capital. Maintain at all times Regulatory Net Capital in compliance with applicable law but in no event less than five percent (5%) of its aggregate debit items calculated using the alternative standard for net capital calculation.

ARTICLE VI

Events of Default

SECTION 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)    the Borrower shall fail to pay (i) any principal of any Loan when the same shall become due and payable or (ii) any interest on any Loan or any other payment obligation under any Credit Document, in each case under this clause (ii) within three (3) Business Days after the same shall become due and payable; or

(b)    any representation or warranty made by the Borrower in any Credit Document or in any document required to be delivered in connection therewith shall prove to have been incorrect in any material respect when made; or

(c)    the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (solely with respect to the existence of the Borrower), 5.02, 5.03(a) or 5.04(a); or

(d)    (i) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.04(b) and such failure shall remain unremedied for five (5) Business Days or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Credit Document (other than described in Section 6.01(a), (b), (c) or (d)(i)) on its part to be performed or observed and such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e)    the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of the Borrower or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $100,000,000 either individually or in the aggregate for the Borrower and its Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)    (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Bankruptcy Law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) the Borrower or any Significant Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Bankruptcy Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely manner, any proceeding or petition described in clause (f)(i) of this Article, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any corporate board action to authorize any of the foregoing; or

(g)    any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which the payment for such judgment or order shall remain unsatisfied and a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is fully covered by a valid and binding policy of insurance in favor of the Borrower or Subsidiary from an insurer that is rated at least “A” by A.M. Best Company or is in the Borrower’s reasonable determination otherwise credit-worthy and which insurer has been notified, and has not disputed the claim made for payment, of such amount of such judgment or order; or

(h)    any provision of any Credit Document after delivery thereof pursuant to Section 4.01 shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing except to the extent the Borrower has been released from its obligations thereunder in accordance with this Agreement or such other Credit Document or such Credit Document has expired or terminated in accordance with its terms; or

(i)    a Change of Control shall occur; or

(j)    any ERISA Event shall have occurred with respect to a Single Employer Plan which would reasonably be expected to result in liability to the Borrower and/or any ERISA Affiliate in an amount that would reasonably be expected to have a Material Adverse Effect; or

(k)    the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), would reasonably be expected to have a Material Adverse Effect; or

(l)    the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the Borrower and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such termination occurs by an amount that would reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII

[Reserved]

ARTICLE VIII

The Administrative Agent and the Co-Syndication Agents

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent and the banks serving as Co-Syndication Agents hereunder shall have the same rights and powers in their capacities as Lenders as any other Lender and may exercise the same as though it were not the Administrative Agent, or a Co-Syndication Agent, and such banks and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or a Co-Syndication Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. None of the Co-Syndication Agents or the Lead Arrangers shall have any duties or responsibilities hereunder in their respective capacities as such. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent and the Co-Syndication Agents shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent and the Co-Syndication Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as the activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right (with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed and shall not be required if any Event of Default shall be continuing) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Co-Syndication Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Co-Syndication Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(a)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans,

(b)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and all of the conditions of which are and will continue to be satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(c)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(d)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless clause (a) above is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (d) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(e)    none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto or thereto),

(f)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(g)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations of the Borrower under the Credit Documents),

(h)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(i)    no fee or other compensation is being paid directly to the Administrative Agent or any Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such

Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

As used in this Article VIII, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE IX

Miscellaneous

SECTION 9.01    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)    if to the Borrower, to it at TD Ameritrade Clearing, Inc., 200 South 108th Avenue, Omaha, NE 68154, Attention: Managing Director, Treasury, Fax: 402-827-8663, E-mail Address: Bill.Yates@tdameritrade.com, with a copy to TD Ameritrade Clearing Inc., 6940 Columbia Gateway Drive, Suite 200, Columbia, Maryland 21046, Attention: Deputy General Counsel, Fax: 443-539-2209, E-mail Address: David.Lambert@tdameritrade.com;

(ii)    if to the Administrative Agent, to Wells Fargo Bank, National Association, 1525 W. WT Harris Blvd 1B1, Charlotte, NC 28262, MAC D1109-019. Attention of Agency Services or e-mail agencyservices.requests@wellsfargo.com; and

(iii)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the

Administrative Agent and the Borrower; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or electronic communication or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02    Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change Section 2.20 without the consent of the Swingline Lender or (vi) change any of the provisions of this Section or reduce any number or percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or the Swingline Lender, as the case may be. Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Credit Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Credit Document.

(c)    Subject to the provisos of this paragraph, for purposes of any amendment, modification, waiver or consent (other than pursuant to Sections 9.02(b)(i), (ii), (iii), or any amendment, modification, waiver or consent that directly and adversely affects any Affiliated Lender in its capacity as a Lender disproportionately in relation to other affected Lenders) under any Credit Document, any Loans or Commitments held by an Affiliated Lender shall be automatically deemed to be voted in the same proportion as all other Lenders who are not Affiliated Lenders; provided that (a) for the purposes of any proceeding under any Bankruptcy Law instituted by or against the Borrower, each Affiliated Lender hereby irrevocably appoints the Administrative Agent as its voting proxy to vote such Affiliated Lender’s Loan claims in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Loans and other Obligations under the Credit Documents held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Loans and Obligations held by Lenders that are not Affiliated Lenders; and (b) for purposes of this paragraph, for the avoidance of doubt, Affiliated Lenders shall be deemed to not include Affiliated Debt Funds (and the foregoing limitations shall not apply in respect of Affiliated Debt Funds).

(d)    Notwithstanding anything to the contrary herein, for purposes of any votes involving Required Lenders, Affiliated Debt Funds cannot, in the aggregate, account for more than 49.9% of the amount of Commitments or Loans of consenting Lenders included in determining whether the Required Lenders have consented to any amendment, waiver or other action.

SECTION 9.03    Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and each of their respective Affiliates, limited, in the case of fees, disbursements and charges of counsel, to the reasonable fees, charges and disbursements of one law firm acting as primary counsel and any additional special counsel for the Administrative Agent, the Lead Arrangers, and their respective Affiliates, taken as a whole, and a single local counsel for the Administrative Agent, the Lead Arrangers and their respective Affiliates, taken as a whole, in each relevant jurisdiction material to the interests of the Lenders (which may include a single firm of special counsel acting in multiple jurisdictions), in connection with the syndication of the credit facilities provided for herein, the negotiation, preparation, execution, delivery and administration of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, or any amendments, supplements, modifications or waivers of the provisions hereof or thereof (in each case, whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of one law firm acting as primary counsel and any additional special counsel for the Administrative Agent and Lenders taken as a whole, a single local counsel acting as counsel for the Administrative Agent and Lenders taken as a whole in each relevant jurisdiction material to the interests of the Lenders (which may include a single firm of special counsel acting in multiple jurisdictions) and, solely in the event of a conflict of interest, whether actual or potential, the reasonable and documented fees, disbursements and other charges of one additional counsel for each Lender subject to such conflict and, to the extent necessary, one local counsel and/or special counsel for each Lender subject to such conflict in each jurisdiction material to the interests of each such Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) any charges of IntraLinks/IntraAgency or other relevant website or CUSIP charges.

(b)    The Borrower shall indemnify the Administrative Agent, each Co-Syndication Agent, each Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of fees, charges and disbursements of counsel, to the reasonable and documented fees, charges and disbursements of one law firm acting as primary counsel and any additional special counsel for the Indemnitees taken as a whole, a single local counsel acting as counsel for the Indemnitees taken as a whole in each relevant jurisdiction material to the interests of the Lenders (which may include a single firm of special counsel acting in multiple jurisdictions) and, solely in the event of a conflict of interest, whether actual or potential, the reasonable and documented fees, disbursements and other charges of one additional counsel for each Indemnitee subject to such conflict and, to the extent necessary, one local counsel and/or special counsel for each Indemnitee subject to such conflict in each jurisdiction material to the interests of each such Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, Affiliates or creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, or the material breach of any of such Indemnitee’s or any of its Related Parties’ express obligations hereunder or (y) relate to disputes solely among Indemnitees that do not involve any act or omission by the Borrower or any of its Related Parties, other than claims against any Indemnitee in its capacity as agent, arranger or bookrunner or similar role under this Agreement, and provided further, that this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such.

(d)    To the extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that this shall not limit the Borrower’s indemnification obligations pursuant to Section 9.03(b) or the Lenders’ obligations pursuant to Section 9.03(c). No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or a material breach by such Indemnitee of the express obligations hereunder.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if any Event of Default under Section 6.01(a) or (f) with respect to the Borrower has occurred and is continuing, any other assignee (it being understood that the Borrower will be deemed to have consented to an assignment if it has not objected thereto within 5 Business Days following notice thereof); and

(B)    the Administrative Agent and the Swingline Lender, provided that no consent of the Administrative Agent or the Swingline Lender shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws;

(E)    assignments shall not be made to any Competitor that was a Competitor on the relevant trade date, it being understood that the Administrative Agent shall be permitted to make available (on a confidential basis) to all potential assignees in connection with a bona fide potential assignment a list of Competitors and, at the discretion of the Administrative Agent, to all Lenders, public and private, on the Agency Intralinks site, and the Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall have no duty to ascertain, monitor or enforce compliance with such list or any restrictions on Competitors contained herein;

(F)    in the event of any assignment to a Competitor without consent of the Borrower in violation of the terms of this Agreement, the Borrower shall

(without prejudice to its other remedies at law or in contract) be permitted to (a) terminate the Commitments of such Competitor and prepay its outstanding Loans at the lesser of the price such Competitor paid for such Loans (solely to the extent not funded by the Competitor directly to the Borrower) and par, notwithstanding anything to the contrary herein, on a non-pro rata basis or (b) compel such Competitor to assign its Commitments and Loans at the lesser of the price such Competitor paid for such Loans (solely to the extent not funded by the Competitor directly to the Borrower) and par (and otherwise in accordance with Section 2.19(b)), and for so long as such Competitor remains a Lender (x), for purposes of any amendment, modification, waiver or consent (other than pursuant to Sections 9.02(b)(i), (ii), (iii), or any amendment, modification, waiver or consent that directly and adversely affects any Competitor in its capacity as a Lender disproportionately in relation to other affected Lenders) under any Credit Document, any Loans or Commitments held by such Competitor shall be automatically deemed to be voted in the same proportion as all other Lenders who are not Competitors and (y) such Competitor shall not have the right to have access to or receive any information or material that is prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant hereto, or to attend (including by telephone) or participate in meetings or discussions (or portions thereof) among the Administrative Agent and/or Lenders;

(G)    assignments shall not be made to any Person who is a natural person or who is, or would upon the effectiveness of any such assignment become, a Defaulting Lender; and

(H)     assignments shall not be made to the Borrower or any Subsidiary or Affiliate of the Borrower except as expressly set forth in Section (d) below.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(i)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue, to the extent permitted by applicable law, to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(ii)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(iv)    Any Lender may, without the consent of the Borrower, the Administrative Agent or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no participation shall be sold to any natural person, the Borrower or any Subsidiary or Affiliate of the Borrower. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that, to the extent permitted by applicable law, each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.15 and 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any Change in Law made subsequent to the Effective Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d)    Notwithstanding anything to the contrary contained in this Agreement, assignments of commitments or Loans under this Agreement to Affiliated Lenders shall be permitted subject to the following limitations:

(i)    Affiliated Lenders shall not have access to or receive any information or material that is prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant hereto) and shall not be permitted to attend (including by telephone) or participate in meetings or discussions (or portions thereof) among the Administrative Agent and/or Lenders to which representatives of the Borrower are not invited or present;

(ii)    the voting rights of held by Affiliated Lenders shall be as set forth in Section 9.02(c);

(iii)    an Affiliated Lender must notify the Administrative Agent of each assignment to it at the time of such assignment;

(iv)    no default or Event of Default shall be occurring at the time of such assignment (it being understood that the Borrower shall have no obligation related to this clause (iv));

(v)    any purchases by Affiliated Lenders shall require that such Affiliated Lender clearly identify itself as an Affiliated Lender in any Assignment and Assumption executed in connection with such purchases;

(vi)    the aggregate amount of Commitments and Loans held by Affiliated Lenders shall not exceed 15% of the outstanding principal amount of such Commitments and Loans, calculated as of the date of such Commitment or purchase and any purchase of any Commitments or Loans by an Affiliated Lender in excess thereof will be void ab initio as though such purchase had never been consummated or initiated; and

(vii)    such Affiliated Lenders shall not make or bring (other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or receive advice of counsel to the Administrative Agent or any other Lender or challenge the Administrative Agent’s or any other Lender’s attorney-client privilege.

Notwithstanding the foregoing, but subject to the Register, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender or to ascertain, monitor or enforce compliance of any restrictions on Affiliated Lenders contained herein, nor shall the Administrative Agent be obligated to monitor the aggregate amount of Loans and Commitments held by Affiliated Lenders. Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in an Assignment and Assumption Agreement.

SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08    Right of Set off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12    Confidentiality. (a) Each of the Administrative Agent, the Swingline Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed by the Administrative Agent the Swingline Lender or the Lenders (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) subject to Sections 9.04(b)(ii)(F) and (d)(i) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (with respect to litigation brought by any Person other than the Administrative Agent, the Borrower or any Lender, after the Borrower shall have had notice thereof and the opportunity to seek a protective order or other appropriate remedy with respect thereto), (vi) subject to an agreement containing provisions no less restrictive than those of this Section to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower, (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (ix) in connection with making available (on a confidential basis) to potential assignees in connection with a bona fide potential assignment a list of Competitors. For the purposes of this Section, “Information” means all information received from the Borrower or its designees relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Swingline Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS

TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14    USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.15    No Fiduciary Duty. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or its Affiliates arising out of or in connection with this Agreement or any of the other Credit Document, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower or its Affiliates, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. The Borrower agrees that it will not assert any claim against either the Administrative Agent or any Lender based on an alleged breach of fiduciary duty by either the Administrative Agent or any Lender in connection with this Agreement and any other Credit Documents.

SECTION 9.16    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TD AMERITRADE CLEARING, INC., as Borrower

By:	/s/ Stephen J. Boyle
	Name:	Stephen J. Boyle
	Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a Lender and as the Swingline Lender

By:	/s/ James Mastroianna
	Name:	James Mastroianna
	Title:	Director

BARCLAYS BANK PLC, as Co-Syndication Agent and as a Lender

By:	/s/ Martin Corrigan
	Name:	Martin Corrigan
	Title:	Vice President

CITIBANK, N.A., as Co-Syndication Agent and as a Lender

By:	/s/ Patrick Marsh
	Name:	Patrick Marsh
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent and as a Lender

By:	/s/ Victoria Teterceva
	Name:	Victoria Teterceva
	Title:	Vice President

[Signature Page to the TD Ameritrade Clearing, Inc. Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agent and as a Lender

By:	/s/ Ferris Joanis
	Name:	Ferris Joanis
	Title:	Vice President

TD Securities (USA) LLC, as Co-Syndication Agent

By:	/s/ John S. McGill
	Name:	John S. McGill
	Title:	Director

Toronto Dominion (New York) LLC, as a Lender

By:	/s/ Peter Kuo
	Name:	Peter Kuo
	Title:	Authorized Signatory

BANK OF AMERICA, N.A., as Co-Syndication Agent and as a Lender

By:	/s/ Sidhima Daruka
	Name:	Sidhima Daruka
	Title:	Vice President

MORGAN STANLEY BANK, N.A., as Co-Syndication Agent and as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to the TD Ameritrade Holding Corporation Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment

Wells Fargo Bank, National Association	$106,250,000.00

Barclays Bank PLC	$106,250,000.00

Citibank, N.A.	$106,250,000.00

JPMorgan Chase Bank, N.A.	$106,250,000.00

U.S. Bank National Association	$106,250,000.00

Toronto Dominion (New York) LLC	$106,250,000.00

Bank of America, N.A.	$106,250,000.00

Morgan Stanley Bank, N.A.	$106,250,000.00

TOTAL	$850,000,000.00